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                                                                    Exhibit 24.1


                            Form of Power of Attorney

Each of William C. Baker, Ronald S. Beard, Vernon E. Jordan, Jr., Yotaro Kobayashi, and Richard L. Rosenfield executed a power of attorney in the form below, except that his name was inserted where "[Name of Director]" appears.


                            LIMITED POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that I, [NAME OF DIRECTOR], a member of the Board of Directors of Callaway Golf Company, a Delaware corporation (the "Company"), with its principal executive offices in Carlsbad, California, do hereby constitute, designate and appoint each of Steven C. McCracken and Bradley
J. Holiday, each of whom are executive officers of the Company, as my true and lawful attorneys-in-fact, each with power of substitution, with full power to act without the other and on behalf of and as attorney for me, for the purpose of executing and filing with the Securities and Exchange Commission a registration statement(s) on Form S-8, and any and all amendments thereto, in connection with the registration of (i) an additional 1,500,000 shares of the Company's Common Stock for the supplemental funding of the Company's 401(k) Retirement Investment Plan and (ii) an additional 1,500,000 shares of the Company's Common Stock for the supplemental funding of the Company's 1995 Employee Stock Incentive Plan, and to do all such other acts and execute all such other instruments which said attorney may deem necessary or desirable in connection therewith.

     I have executed this Limited Power of Attorney as of February ___, 2002.


                                                 -----------------
                                                 [NAME OF DIRECTOR]